UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 26, 2013
GATX Corporation

(Exact name of registrant as specified in its charter)

New York             1-2328                 36-1124040
(State or other jurisdiction of        (Commission File             (IRS Employer
incorporation)             Number)                Identification No.)

222 West Adams Street
Chicago, Illinois 60606-5314
(Address of principal executive offices, including zip code)

(312) 621-6200
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:
[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 26, 2013, GATX Corporation (“GATX, “we”, “us” or “our”) issued a press release announcing the sale of its 37.5% interest in AAE Ahaus Alstätter Eisenbahn Cargo AG (“AAE Cargo”) to our partner, AAE Ahaus Alstätter Eisenbahn Holding AG (“AAE Holding”). A copy of the press release is filed as Exhibit 99.1 hereto.

The sale price of €84.5 million consisted of a cash payment at closing of €17.0 million, and a seller loan in the amount of €67.5 million at a market interest rate. The loan has an initial term of one year, with two six-month extensions at AAE Holding's option. If AAE Holding exercises one or both of its extension options, the interest rate will adjust to a higher rate for the extension period. The loan is secured by a pledge of all AAE Cargo shares sold by us to AAE Holding. The loan agreement also contains customary affirmative and negative covenants, including financial covenants related to AAE Cargo's tangible net worth, leverage and interest cover. At its option, AAE Holding may prepay the loan, in whole or in part, at any time, and AAE Holding has informed us that they are working on various financing alternatives to repay the loan prior to maturity.

As a result of the sale, we will report an after-tax loss of approximately $3.0 million attributable to AAE Cargo in the third quarter. However, we expect that the impact of the sale on earnings, other than the loss recognized in third quarter, will be immaterial.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press release issued by GATX on September 26, 2013.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GATX CORPORATION
(Registrant)

/s/ Robert C. Lyons
Robert C. Lyons
Executive Vice President and Chief Financial Officer
September 26, 2013

EXHIBIT INDEX

Exhibit No.	Exhibit Description	Method of Filing

99.1	Press release issued by GATX on September 26, 2013	Filed Electronically